Friday, June 7, 1996                           Contact:  Karen Acierno
                                                        (303) 685-8085
                                               email:  karena@bsnx.com


               BASIN COMPLETES SECOND SALE OF D-J ASSETS
                       PROCEEDS OF $83.3 MILLION


Denver, CO -- Basin Exploration, Inc. (Nasdaq-NMS:BSNX) today announced that it has closed the second of two scheduled transactions for the sale of its D-J Basin properties to HS Resources, Inc. The final aggregate adjusted purchase price of the two transactions totaled $123.5 million, effective January 1, 1996. Basin received $83.3 million in net proceeds at the second closing. Shareholder approval of the second transaction was received at the company's annual shareholders meeting held yesterday.

A portion of the proceeds from the second sale will be used to pay off Basin's bank debt with the remaining $36 million to be invested in short-term money market instruments until deployed to fund the company's oil and gas property acquisition and exploration activities.

Basin Exploration, Inc. is engaged in oil and gas property exploration, acquisition, exploitation and development. The company's securities are traded on the Nasdaq National Market System under the symbol BSNX.